State of Delaware
Secretary of State
Division of Corporations
Delivered 06:12 PM 12/17/2013
FILED [illegible] /2013
SRV 131439418 - 4801628 FILE

CERTIFICATE OF DESIGNATIONS OF SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK OF EQUIPOWER RESOURCES CORP.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

EquiPower Resources Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "**Company**"), certifies that pursuant to the authority contained in Article Fourth of its Second Amended and Restated Certificate of Incorporation (the "**Certificate of Incorporation**") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the Company (the "**Board of Directors**") by unanimous written consent dated December 17, 2013, duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of Series B Convertible Participating Preferred Stock, par value $0.01 per share (the "**Preferred Stock**"), with an initial liquidation preference of $1,739.00 per share, consisting of 10,000 shares, having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

1. Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this Certificate of Designations, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

"**Affiliate**" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

"**Board of Directors**" shall have the meaning set forth in the preamble.

"**Business Day**" shall mean a day other than a Saturday or Sunday or any day on which banking institutions in New York, New York generally are authorized or obligated by law, regulation or executive order to close.

"**By-Laws**" shall mean the By-Laws of the Company in effect on the date hereof, as they may be amended from time to time.

"**Capital Stock**" shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of a partnership, partnership interests (whether general or limited), (iii) in the case of an association, limited liability company or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"**Certificate of Designations**" shall mean this Certificate of Designations relating to the Preferred Stock.

"**Certificate of Incorporation**" shall have the meaning set forth in the preamble.

"**Common Stock**" shall mean the Common Stock, par value $0.01 per share, of the Company and any successor(s) to such Common Stock.

"**Company**" shall have the meaning set forth in the preamble.

"**Conversion Rate**" shall have the meaning set forth in Section 4(a)(i) below.

"**Holder**" shall mean the record holder of one or more shares of Preferred Stock, as shown on the books and records of the Company.

"**HSR Approval Date**" shall have the meaning set forth in Section 4(a)(i) below.

"**Initial Issue Date**" shall mean the date that shares of Preferred Stock are first issued by the Company.

"**Junior Stock**" shall mean any class of Capital Stock of the Company ranking junior to the Preferred Stock (1) as to the payment of dividends or (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Company, or both, including the Common Stock.

"**Liquidation Payment**" shall have the meaning set forth in Section 3(a).

"**Liquidation Preference**" shall initially mean $1,739.00 per share of Preferred Stock.

"**Majority Holders**" shall mean the Holders of at least a majority of the shares of Preferred Stock (with shares held by the Company or any of its Subsidiaries not being considered to be outstanding for this purpose).

"**Mandatory Conversion Date**" shall have the meaning set forth in Section 4(a)(ii) below.

"**Parity Stock**" shall mean any class or series of stock of the Company ranking equally to the Preferred Stock both (1) in the priority of payment of dividends and (2) in the distribution of

assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

"**Person**" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

"**Preferred Stock**" shall have the meaning set forth in the recitals.

"**Purchase Price**" shall mean $1,739.00 per share of Preferred Stock.

"**Subsidiary**" shall mean, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

"**Voting Stock**" shall mean with respect to any specified Person, Capital Stock with voting power, under ordinary circumstances and without regard to the occurrence of any contingency, to elect the directors or other managers or trustees of such Person.

2. Dividends.

In case the Company shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of Capital Stock or other securities or property or rights or options or warrants to subscribe for or purchase securities of the Company or any of its Subsidiaries by way of dividend or spin off) on the Common Stock, other than any dividend or distribution of shares of Common Stock covered by Section 4(d)(i) below, then, and in each such case, the Holders shall be entitled to receive from the Company, with respect to each share of Preferred Stock held, the same dividend or distribution that would be payable or made to a holder of the number of shares of Common Stock into which such share of Preferred Stock is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock.

3. Distributions Upon Liquidation, Dissolution or Winding Up.

(a) Voluntary or Involuntary Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each Holder shall be entitled to receive for each share of Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution, before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the per share amount of all cash and other property to be distributed in respect of the Common Stock such Holder would have been entitled to had it converted such Preferred Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the

Company (the "**Liquidation Payment**"). After payment in full of the amounts to which Holders are entitled in accordance with this Section 3(a), the Holders will not be entitled to any further participation in any distribution of assets of the Company and the holders of other Capital Stock of the Company shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(b) Partial Payment. If in connection with any distribution described in Section 3(a) above the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Payment in full to all Holders and any payments required to all holders of Parity Stock, the amounts paid to the Holders shall be paid *pro rata* in accordance with the aggregate Liquidated Payments to the Holders and any payments required to the holders of all such other Parity Stock.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For all purposes of this Section 3, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding up of the business of the Company.

4. Conversion Rights.

(a) Mandatory Conversion.

(i) The Company shall convert the Preferred Stock into shares of Common Stock promptly after the HSR Approval Date. The number of shares of Common Stock into which each share of Preferred Stock may be converted shall be determined by dividing the Purchase Price by $1,739.00, subject to adjustment as set forth below (the "**Conversion Rate**"). The "**HSR Approval Date**" means the date upon which the waiting period under the Hart-Scott-Rodino Act of 1976 expires, permitting the a holder of the Preferred Stock to acquire Voting Stock.

(ii) Notice of conversion of shares of Preferred Stock pursuant to Section 4(a)(i) shall be given by fax, email or first class mail to the Holders of the shares to be converted. Such notice shall be given at least 2 Business Days and not more than 60 days before the date fixed by the Company for the conversion (the "**Mandatory Conversion Date**"). The notice of a mandatory conversion shall state: (1) the Mandatory Conversion Date; (2) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock; (3) the number of shares of Preferred Stock to be converted; and (4) the place or places where certificates for such shares of Preferred Stock are to be surrendered. As promptly as practicable on or after the Mandatory Conversion Date, the Company shall issue and deliver to the Holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion (including any fractional shares). Such certificate or certificates shall be delivered by the Company to the appropriate Holders by mailing certificates evidencing the additional shares to the Holders at their respective addresses set forth in the register of Holders maintained by the Company.

(b) Taxes. The Company shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock. The Company shall not, however, be required to pay any taxes which may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock in a name other than that of the Holder of the converted shares of Preferred Stock, and no such issue or delivery shall be made unless and until the Holder requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(c) Common Stock Reserved for Issuance. The Company has reserved and shall continue to reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of the Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Preferred Stock then outstanding. The Company shall take all commercially reasonable steps to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of shares of Preferred Stock. All shares of Common Stock issued upon conversion of shares of Preferred Stock (i) shall be duly authorized, validly issued and fully paid and nonassessable and (ii) shall rank *pari passu* with the other shares of Common Stock outstanding from time to time.

(d) Anti-dilution Adjustments.

(i) If the Company:

(A) pays a dividend (or makes a distribution) on its Common Stock in shares of its Common Stock;

(B) subdivides its outstanding shares of Common Stock into a greater number of shares;

(C) combines its outstanding shares of Common Stock into a smaller number of shares;

(D) issues any shares of its Capital Stock by reclassification of its Common Stock (other than pursuant to a merger, consolidation, other business combination, acquisition or other similar transaction involving the Company); or

(E) recapitalizes any shares of Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 3);

then the Conversion Rate in effect immediately prior to such action shall be adjusted so that the Holder of each share of Preferred Stock thereafter converted may receive the number of shares of Capital Stock or other securities or property of the Company or otherwise which such Holder would have owned immediately following such action if such Holder had converted such share of Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination, reclassification or recapitalization.

Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in subsections (i)(A) through (E) above, a Holder of shares of Preferred Stock upon conversion of such shares of Preferred Stock may receive shares of two or more classes of Capital Stock of the Company, then the Conversion Rate shall be split into two or more components, as the case may be, and the Conversion Rate of each class of Capital Stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 4(d)(i).

(ii) If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any Person, upon consummation of such transaction each share of Preferred Stock shall automatically become convertible into the kind and amount of securities, cash, or other assets that the Holder of such share of Preferred Stock would have owned immediately after the consolidation, merger, transfer or lease if the Holder had converted such share of Preferred Stock immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the Person to which such sale or conveyance shall have been made, shall enter into an amended Certificate of Designations so providing and further providing for adjustments which shall be as nearly equivalent as practical to the adjustments provided for in this Section 4. The successor Company shall mail to the Holders a notice describing the amended Certificate of Designations. If the issuer of securities deliverable upon conversion of the Preferred Stock under the amended Certificate of Designations is an Affiliate of the formed, surviving, transferee or lessee corporation, then that issuer shall join in the amended Certificate of Designations. If this subsection (d)(ii) applies, other subsections of this Section 4 do not apply.

(iii) In addition, in the event that any other transaction or event occurs as to which the foregoing Conversion Rate adjustment provisions are not strictly applicable but the failure to make any adjustment would adversely affect the conversion rights represented by the Preferred Stock in accordance with the essential intent and principles of such provisions, then, in each such case, the Board of Directors shall determine, consistent with the Board of Directors' fiduciary duties to the Company's stockholders, the adjustment, if any, on a basis consistent with the essential intent and principles established in the foregoing conversion price adjustment provisions, necessary to preserve, without dilution, the conversion rights represented by the Preferred Stock. Upon receipt of such opinion or determination, the Company shall promptly mail a copy thereof to the Holders and will make the adjustments described therein.

(iv) Any determination that the Company or its Board of Directors must make pursuant to this Section 4 shall be conclusive.

(v) All shares of Preferred Stock converted pursuant to this Section 4 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than the Preferred Stock.

(vi) The Company shall not pay any dividend or make any distribution to, or on behalf of, the holders of any class or series of common equity of the Company unless the holders of Common Stock share therein on an equal share for share basis.

(vii) Except as specifically set forth in this Section 4, none of the adjustments described in this Section 4 shall duplicate adjustments previously made or made simultaneously pursuant to other subsections of this Section 4, or otherwise double count any transaction.

5. **Voting Rights.**

Except as otherwise required by law, the holders of Preferred Stock shall have no right to vote such shares on any matter.

6. **Conflicts with By-Laws.**

If any provisions of the Company's By-Laws conflict in any way with this Certificate of Designations, the Company shall, so long as any of the shares of Preferred Stock are outstanding, take all necessary actions to amend such By-Laws and thereby resolve the conflict.

7. **Payment and Conversion.**

(a) All amounts payable in cash with respect to shares of Preferred Stock shall be payable in United States dollars and may be paid by check mailed to the Holders at their respective addresses set forth in the register of Holders maintained by the Company; provided that all cash payments with respect to shares of Preferred Stock the Holders of which have given wire transfer instructions to the Company not later than 72 hours prior to the date of payment will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof.

(b) Any payment on shares of Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date.

8. **Exclusion of Other Rights.**

Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations (as such Certificate of Designations may be amended from time to time) and in the Certificate of Incorporation (as such Certificate of Incorporation may be amended from time to time).

9. **Headings of Subdivisions.**

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10. **Severability of Provisions.**

If any voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as such Certificate of Designations may be amended from time

to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

[*Signature page follows.*]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed this 17th day of December 2013.

EQUIPOWER RESOURCES CORP.

By: ______________________

Name: Curtis Morgan

Title: President and CEO

[Signature Page to Certificate of Designation re Preferred Shares]